Exhibit 99.2

129 Morgan Drive Norwood, MA 02062	voice: (781) 551-9450 fax: (781) 440-9528 email: apogee@apogeemems.com

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:
Kelly Black
Premier Funding & Financial Marketing
480-649-8224
kblack@premierfundingservice.com

AMERICAN STOCK EXCHANGE ACCEPTS APOGEE’S
CONTINUED LISTING PLAN

NORWOOD, Mass. (January 16, 2007) — Apogee Technology, Inc. (AMEX: ATA or the “Company”), was notified on January 12, 2007, by the American Stock Exchange (“AMEX”) that AMEX has accepted the Company’s plan to regain compliance with AMEX continued listing standards, and that the Company’s listing is will be continued pursuant to an extension. The Company will be subject to periodic review by AMEX Staff during the extension period, which ends on November 1, 2007. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

The Company submitted a plan of compliance to AMEX on November 30, 2006 outlining its operational plan and strategic objectives. The plan was prepared in response to a letter received from AMEX on November 1, 2006, indicating that the Company was below certain continued listing standards due to shareholders’ equity, as set forth in Section 1003 (a) (ii) and 1003 (a) (iii) of the American Stock Exchange Company Guide.

About Apogee Technology, Inc.

Apogee Technology designs, develops and commercializes proprietary medical device and sensor products using its MEMS and nanotechnology for the medical, automotive, industrial and consumer markets.  The Company is developing its PyraDerm™ solution for enhanced intradermal drug delivery and has introduced a family of pressure sensors under the Sensilica® brand. Apogee’s goal is to provide value-added and cost-saving solutions for our customers and, in so doing, become a global leader in the sensor and medical device fields. For more information please visit our web site at: http://www.apogeemems.com.

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PyraDerm™ and Sensilica® are trademarks of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein that use the words “anticipate,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.